ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433

Registration Statement No. 333-137902
Dated November 12, 2008

Private Wealth Management

Product Snapshot - Double Opportunity Securities Linked to the DB Liquid Commodity Index – Mean Reversion™ Excess Return

Type: Double Opportunity Security
Positioning: Tactical Commodity Alternative



Description & Benefits

The Double Opportunity Securities offer clients:

- Efficient vehicle for expressing a moderately bullish view on the commodity market, specifically the DBLCI-MR™ Excess Return Index, over the next 18 months.
- 200% participation in the upside performance of the Index, up to a cap of 21%-24% (to be determined on the Trade Date), resulting in a maximum redemption of 142%-148% (to be determined on the Trade Date) of initial investment, if held to maturity.
- **Best Case Scenario:** If the price appreciation of the Index is equal to or greater than 24% at maturity, investors will receive the maximum redemption of 148% of initial investment.
- **Worst Case Scenario:** Full downside risk; if the Index depreciates below its initial closing level, investors may lose some or all of their investment.

Positioning

- Investors forgo unlimited upside in exchange for leveraged positive returns.
- Outperforms direct investment in the Index within a defined range.

Index Constituents

Sector	Commodity	Base Weight	Current Weight
ENERGY	Light Sweet Crude	35.00%	14.63%
	Heating Oil	20.00%	8.93%
INDUSTRIAL METALS	Aluminum	12.50%	57.18%
PRECIOUS METALS	Gold	10.00%	10.99%
AGRICULTURE	Wheat	11.25%	4.74%
	Corn	11.25%	3.53%

Index weightings as of 11/07//2008

Quick Facts

Issuer:	Deutsche Bank AG London (Moody's Aa1)
Underlying:	DBLCI-MR™ ER Index (BBG: DBLCMMCL Index <GO>)
Subscription Period Closes:	November 21, 2008 @ 10:00 AM EST
Maturity:	18 months
Investment Currency:	USD
Principal Protection:	None
Upside Participation:	200%
Underlying Cap/Max Return:	21%-24% (to be determined on the Trade Date) / 142%-148% (to be determined on the Trade Date) of the initial investment (2 x Underlying Cap)
Downside Risk:	One-for-one participation on the downside
Investment Amount:	Minimum Denominations of $10,000
Embedded Commission:	Not to exceed $150 per $10,000 security face amount
IRA, ERISA eligible?	No
Marginability:	After 30 days, contact Lending for requirements

Underlying

*The DBLCI-MR™ Excess Return is composed of futures contracts on six commodities – **crude oil, heating oil, aluminum, gold, wheat and corn**.*

- Captures returns from two sources: spot return and roll yield.
- Broad exposure to commodities as an asset class.
- Frees the investor from the mechanics of futures trading (e.g. contract rolling and physical delivery).
- Applies a mean reversion adjustment which reduces the weighting of expensive commodities while increasing the weighting of cheap commodities, according to a rule-based mechanism.

The weighting of each commodity in the Index depends on the deviation of the commodity's price from its long term average. If the short-term moving average of a commodity rises significantly above its long-term moving average, the weighting of such commodity in the Index will be reduced and vice versa.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 554AB, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement AB, term sheet No. 554AB and this product snapshot if you so request by calling toll-free 1-800-311-4409. The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return is an intellectual property of Deutsche Bank AG. "Deutsche Bank Liquid Commodity Index – Mean Reversion ™" is a trade mark of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Index.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Private Wealth Management

Product Snapshot - Double Opportunity Securities Linked to the DB Liquid Commodity Index – Mean Reversion™ Excess Return

Type: Double Opportunity Security
Positioning: Tactical Commodity Alternative



Contacts

Group Number (212) 454-4100 **Fax (212) 454-0542**

- Tim Foxe, Group Head
- William Bacas, Northeast
- Jeff Sperling, Southeast
- Tom Williams, West
- Leonardo Reos, International
- Janet Chenoweth, Trade Execution (410-895-2400)
- Michael Raphael, Product Specialist
- Kirill Pronine, Analyst

Annual Price Performance of the DBLCI-MR™ ER (01/01/03-11/09/08)


50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
2003
2004
2005
2006
2007
YTD

Source: Bloomberg

Selected Risk Considerations

- The risk of investing in commodities can be substantial. The price of the instrument and the commodities which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Index.
- Your return on the instrument will be dependent on the increase in the Index during the term of the instrument and is capped at a preset rate. There is no assurance that the commodities which comprise the Index will have positive performance, and past performance of any of the commodities which comprise the Index is not a guarantee, nor necessarily indicative, of its future performance.
- The Securities are not principal-protected, and because the return to an investor is based on the performance of the Index as of the Final Valuation Date, the Securityholder may lose part or all of its initial investment.
- No statutory, judicial or administrative authority has directly addressed the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. If the Internal Revenue Service were to successfully assert that each reconstitution of the Index constitutes a taxable event, United States holders would be required to recognize gain and, possibly, loss on each reconstitution of the Index.
- A liquid secondary market for the Securities does not exist. Deutsche Bank does not guarantee an early redemption price for the Securities. If requested by an investor, Deutsche Bank may at its sole discretion provide a quote, depending on a number of factors such as market conditions.
- The receipt by the investor of monies owed under the Securities is subject to and dependent on Deutsche Bank AG's abilities to pay such monies. Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

The above chart is for illustrative purposes only and does not purport to predict performance of the Securities or the Index.

The payout on the Securities is tied to the value of the Index on a specific date.
As such, a temporary decline in value around the date of maturity could greatly affect the holder's return.

Past performance – including any performance based on retrospective calculations – is not necessarily indicative of future results.